Exhibit 99.2

YELP, INC. AND NOWAIT, INC. PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

On February 28, 2017, Yelp Inc. (“Yelp” or “Company”) acquired Nowait, Inc. (“Nowait”). In connection with the acquisition, all of the outstanding capital stock of Nowait was converted into the right to receive an aggregate of approximately $40.0 million in cash. Of the total consideration paid in connection with the acquisition, $8.0 million in cash was initially held in escrow to secure indemnification obligations. The key factor underlying the acquisition was to secure waitlist system and seating tool technology. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Yelp and Nowait as of December 31, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the historical statement of operations for Yelp and Nowait as if the acquisition occurred on January 1, 2016.

The historical financial information has been adjusted in the unaudited condensed combined pro forma financial statements to give effect to events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

● Separate audited consolidated financial statements of Yelp as of December 31, 2016 and for the year then ended, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Annual Report on Form 10-K filed on March 1, 2017 with the Securities and Exchange Commission;

● Separate audited historical financial statements of Nowait as of December 31, 2016 and December 31, 2015 and for the years then ended included in this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations or financial position that the Company would have reported had the acquisition been completed as of the date and for the periods presented, and should not be taken as representative of its consolidated results of operations or financial condition following the acquisition. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operations of the combined company.

The acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the total purchase price presented in the accompanying unaudited pro forma condensed combined financial statements was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amount assigned to tangible and identifiable intangible assets acquired and liabilities assumed is considered goodwill.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary management estimates (for example, estimates as to the values of acquired intangible assets) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, costs necessary to achieve such measures, or costs to integrate the operations of the combined company.

Yelp Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2016
(In thousands)

	Yelp (as			Pro Forma
	reported)	Nowait	Adjustments	Combined	Notes
Assets
Current assets:
Cash and cash equivalents	$272,201	$6,066	$(31,837)	$246,430	(a)
Short-term marketable securities	207,332	-	-	207,332
Accounts receivable, net	68,725	410	-	69,135
Prepaid expenses and other current assets	12,921	411	(8,000)	5,332	(b)
Total current assets	561,179	6,887	(39,837)	528,229

Property, equipment and software, net	92,440	374	-	92,814
Intangibles, net	32,611	25	12,670	45,306	(d)
Goodwill	170,667	-	25,125	195,792	(c)
Restricted cash	17,317	750	-	18,067
Other non-current assets	10,992	54	-	11,046
Total assets	$885,206	$8,090	$(2,042)	$891,254

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable- trade	$2,003	$315	$-	$2,318
Accounts payable- merchant share	18,352	-	-	18,352
Accrued liabilities	36,730	572	537	37,839	(e)
Long-term debt- current portion	-	2,081	-	2,081
Deferred revenue	3,314	384	-	3,698
Total current liabilities	60,399	3,352	537	64,288
Long-term liabilities (including long term debt)	17,621	2,696	-	20,317
Total liabilities	78,020	6,048	537	84,605

Stockholders' equity
Common stock	-	1	(1)	-	(f)
Additional paid-in capital	892,983	24,134	(24,134)	892,983	(f)
Accumulated other comprehensive loss	(15,576)	-	-	(15,576)
Accumulated deficit	(70,221)	(22,093)	21,556	(70,758)	(e) (g)
Total stockholders' equity	807,186	2,042	(2,579)	806,649
Total liabilities and stockholders' equity	$885,206	$8,090	$(2,042)	$891,254

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Yelp Inc.
Unaudited Pro Forma Condensed Combined Statements of Operation
Year ended December 31, 2016
(In thousands, except per share data)

	Historical
	Yelp (as		Pro Forma	Pro Forma
	reported)	Nowait	Adjustments	Combined	Notes
Net revenue	$713,069	$4,071	$-	$717,140

Costs and expenses:
Cost of revenue	60,363	1,334	-	61,697
Sales and marketing	382,854	2,197	-	385,051
Product development	138,549	2,784	-	141,333
General and administrative	97,481	3,387	-	100,868
Depreciation and amortization	35,346	153	1,631	37,130	(h)
Restructuring and integration	3,455	-	-	3,455
Total costs and expenses	718,048	9,855	1,631	729,534
Loss from operations	(4,979)	(5,784)	(1,631)	(12,394)
Other income (expense), net	1,694	(158)	-	1,536
Loss before income taxes	(3,285)	(5,942)	(1,631)	(10,858)
Provision for (benefit from) income taxes	(1,385)	102	-	(1,283)	(i)
Net loss attributable to common stockholders (Class A and B)	$(4,670)	$(5,840)	$(1,631)	$(12,141)
Net loss per share attributable to common stockholders (Class A and B):
Basic	$(0.06)			$(0.16)
Diluted	$(0.06)			$(0.16)

Weighted-average shares used to compute net loss per share
attributable to common stockholders (Class A and B):
Basic	77,186			77,186
Diluted	77,186			77,186

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2016 and condensed combined statements of operations for the year ended December 31, 2016 are presented below:

(a)	Adjustment to reflect the cash payment to the former Nowait shareholders as part of the acquisition.
(b)	Adjustment relating to Yelp's initial cost-method investment in the preferred stock of Nowait, made on July 15, 2016. The original investment of $8 million was returned to Yelp and formed part of the acquisition of the entire equity of Nowait.
(c)	Adjustment to record goodwill created as a result of the acquisition.
(d)	Adjustment to record the preliminary fair market value estimates of restaurant relationships, user relationships, acquired technology and trademarks intangible assets resulting from the acquisition.
(e)	Adjustment to record estimated transaction costs. Amounts are not included in the pro forma condensed combined statements of operations for the year ended December 31, 2016.
(f)	Adjustment to eliminate Nowait’s historical stockholders equity balance.
(g)	Adjustment to eliminate Nowait’s accumulated deficit account balance.
(h)	Adjustment to reflect amortization expense related to restaurant relationships, user relationships, acquired technology and trademarks intangible assets which are amortized on a straight line basis over 3-12 years.
(i)	No adjustment for taxation. The primary difference between the effective tax rate of 0%, which was used to calculate the tax effects of pro forma adjustments, and the federal statutory rates relates to the valuation allowances on certain of the Company’s and Nowait’s net operating losses and tax credits.